Exhibit 99.1

Hospira and DURECT Sign Agreement to Develop and Commercialize POSIDUR™(SABER™-Bupivacaine)

in the U.S. and Canada

— Product would strengthen Hospira’s acute-care portfolio, offer novel pain treatment —

LAKE FOREST, Ill., and CUPERTINO, Calif., June 7, 2010 — Hospira, Inc. (NYSE: HSP), a global specialty pharmaceutical and medication delivery company, and DURECT Corporation, a specialty pharmaceutical company (Nasdaq: DRRX), today announced that the companies have entered into a licensing agreement to develop and market DURECT’s POSIDUR™ (SABERTM-bupivacaine) a long-acting version of the anesthetic bupivacaine currently in Phase III clinical trials. Hospira will co-develop the drug and would have exclusive marketing rights in the United States and Canada following regulatory approval.

Under terms of the agreement, Hospira will make an upfront payment of $27.5 million, with the potential for up to an additional $185 million in performance milestone payments based on the successful development, approval and commercialization of POSIDUR. For the U.S. and Canada, the two companies will jointly direct and equally fund the remaining development costs, while Hospira will have exclusive commercialization rights with sole funding responsibility. In addition, Hospira will pay DURECT a royalty on product sales.

POSIDUR is designed to provide up to 72 hours of anesthetic directly at the site of a surgical wound, with the potential to reduce post-surgical pain and allow earlier patient mobility and hospital discharge. Phase III trials are expected to be completed in 2011. Bupivacaine is a widely used generic anesthetic currently marketed by Hospira as well as other companies.

“This partnership with DURECT provides Hospira with U.S. and Canadian rights to an exciting new product that will bolster our leadership position in acute-care proprietary pharmaceuticals,” said Andrew Robbins, vice president, Corporate Development and Proprietary Pharmaceuticals, Hospira. “POSIDUR is being developed to improve post-surgical recovery, which represents a good fit with our vision of advancing wellness for patients.”

“This collaboration builds on the relationship we’ve had with Hospira for several years as our manufacturer of POSIDUR,” stated James E. Brown, president and chief executive officer of DURECT Corporation. “We believe that POSIDUR has the potential to play a significant role in treating post-surgical pain, reducing the need for systemic narcotic pain relief and associated side effects, as well as costs associated with lengthy hospital stays.”

From a commercial perspective, POSIDUR will be complementary with Precedex™, Hospira’s proprietary sedation agent, which is currently marketed in the hospital through a dedicated acute-care sales force.

About Hospira

Hospira, Inc. is a global specialty pharmaceutical and medication delivery company dedicated to Advancing Wellness™. As the world leader in specialty generic injectable pharmaceuticals, Hospira offers one of the broadest portfolios of generic acute-care and oncology injectables, as well as integrated infusion therapy and medication management solutions. Through its products, Hospira helps improve the safety, cost and productivity of patient care. The company is headquartered in Lake Forest, Ill., and has approximately 13,500 employees. Learn more at www.hospira.com.

About DURECT

DURECT is an emerging specialty pharmaceutical company developing innovative drugs for pain and other chronic diseases, with late-stage development programs including REMOXY®, POSIDUR™, ELADUR™, and TRANSDUR™-Sufentanil. DURECT’s proprietary oral, transdermal and injectable depot delivery technologies may enable new indications and superior clinical/commercial attributes such as abuse deterrence, improved convenience, compliance, efficacy and safety for small molecule and biologic drugs. For more information, please visit www.durect.com.

NOTE: POSIDUR™, SABER™, ORADUR®, TRANSDUR™, and ELADUR™ are trademarks of DURECT Corporation. Other referenced trademarks belong to their respective owners. REMOXY, POSIDUR, ELADUR and TRANSDUR-Sufentanil are drug candidates under development and have not been approved for commercialization by the US Food and Drug Administration or other health authorities.

Forward-Looking Statements

Hospira

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to certain costs and expenses regarding new product development, and other statements regarding Hospira’s goals and strategy. Hospira cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, legal, technological and other factors that may affect Hospira’s operations and may cause actual results to be materially different from expectations include the risks, uncertainties and factors discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Hospira’s latest Annual Report on Form 10-K and subsequent Forms 10-Q filed with the Securities and Exchange Commission, which are incorporated by reference. Hospira undertakes no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

DURECT

The statements in this press release regarding the potential uses and benefits of POSIDUR, the anticipated timing of the completion of the Phase III clinical trial for POSIDUR and potential milestone payments and royalties receivable from Hospira hereunder are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, DURECT’s and Hospira’s difficulty or failure to obtain approvals from regulatory agencies with respect to its clinical trials and other development activities, or their respective abilities to design, enroll, conduct and complete clinical trials, failure of such clinical trials to produce intended results, failure to achieve the performance milestones or commercial sales that trigger the referenced payments or royalties, possible adverse events associated with the use of POSIDUR, delays and costs due to additional work or other requirements imposed by regulatory agencies for continued development, approval or sale of POSIDUR, our ability to complete the design, development, and manufacturing process development of POSIDUR, and to manufacture, commercialize and obtain marketplace acceptance of POSIDUR, and avoid infringing patents held by other parties and secure and defend patents of our own, and manage and obtain capital to fund our growth, operations and expenses. Further information regarding these and other risks is included in DURECT’s Form 10-Q filed on May 10, 2010 under the heading “Risk Factors.”

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Hospira Media Dan Rosenberg (224) 212-3366	DURECT Media/Investors Matthew J. Hogan (408) 777-4936

Hospira Investors Karen King (224) 212-2711